Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman

(415) 433-3777

kchapman@lhai.com

AXESSTEL ANNOUNCES SECOND QUARTER 2007 RESULTS

– Record Modem Sales of $11.9 Million Drive Margins of 24% and Profitability –

– Q207 Revenue Increases 22% Compared to Q206 –

SAN DIEGO, CA – Aug. 7, 2007 – Axesstel, Inc. (AMEX: AFT) today announced results for the second quarter and six months ended July 1, 2007.

Financial Results

Revenue for the second quarter of 2007 was $28.0 million, compared to $22.8 million in the second quarter of 2006, due in part to strong sales in Latin America and Europe. Modem revenue approximately doubled from $5.9 million in the second quarter of 2006 to $11.9 million in the second quarter in of 2007. Due to the shift in product mix, gross margin for the second quarter grew to a record $6.6 million, or 24 percent of revenue, compared to $2.6 million, or 11 percent of revenue, for the same period last year. The company reported net income of $273,000, or $0.01 per diluted share, compared to a net loss of $3.6 million, or $0.16 per share, which included a $1.3 million impairment charge from the closing of the Korean manufacturing operations and an $830,000 charge for change of control provisions, in the year ago quarter.

“Our record data revenue of $11.9 million this quarter delivered record gross margins and profitability,” said Marv Tseu, CEO of Axesstel. “During the quarter, we executed on our goal of continued expansion of our customer base. Orders from Mobilkom in the Czech Republic and Zapp in Romania fueled an increase in sales from Eastern Europe to 16 percent of total revenue, up from two percent in the same quarter last year. Additionally, we continue to move up the technology stack by announcing the iAxess(™) Series of Wireless Web Computers, an innovative low cost online computing solution.”

For the six months ended July 1, 2007, the company reported revenue of $53.2 million, compared to $33.3 million for the first half of 2006. Net loss for the first half of 2007 was $976,000, or $0.04 per share, compared to net loss for the first half of 2006 of $7.0 million, or $0.31 per share, including the $1.3 million impairment charge and the $830,000 charge for change of control provisions.

Cash and cash equivalents were $3.0 million at July 1, 2007.

Recent Highlights

Product

•

Launched the ground-breaking iAxess(™) Series of Wireless Web Computers. iAxess Wireless Web Computers provide Internet access for online computing, emailing and web browsing. iAxess provides wireless operators with an ultra low-cost internet computing solution designed to accelerate wireless broadband data penetration in underserved markets where cost is an issue.

Customer

•	Expanded reach in Eastern Europe with purchase order from Mobilkom in Czech Republic for PX310L Fixed Wireless Desktop Phones

•	Selected as an approved vendor to provide fixed and mobile, voice and broadband devices to the Africa CDMA Forum’s 12 operator members across Africa

•	Provided D800 EV-DO Wireless Broadband Modems as part of QUALCOMM’s Wireless Reach™ initiative in southern Thailand to enable email and Internet access for education and communication

Outlook

The company expects annual revenue to be approximately $110 million. Annual data product sales are expected to reach approximately $40 million, up from $25.8 million in 2006, representing a 55 percent year-over-year increase. Gross margins continue to be a factor of product mix, and management currently expects annual gross margins as a percentage of revenue to range between the high teens and low twenties. The company continues to expect profitability for the full year.

Conference Call

Axesstel will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) today to discuss its second quarter 2007 results. Participating in the call will be Marv Tseu, chief executive officer and director, and Patrick Gray, chief financial officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number five to ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 00-1-706-634-9407. There is no pass code required for this call.

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Tuesday, August 7 at 7:00 p.m. ET, through Thursday, August 9 at 11:59 p.m. ET. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code is 10301318.

ABOUT AXESSTEL, INC.

Axesstel (AMEX:AFT) is a leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes wireless web computers, broadband modems, 3G gateways, fixed wireless desktop phones, and public call office phones for access to online computing, high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2007 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to revenues, margins and profitability as well as anticipated cost reductions, manufacturing efficiencies, expected product introductions, and potential customers and markets which may affect future results and future viability. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk of delays in the adoption of new technologies in developing markets; the lack of continued acceptance or growth of fixed wireless products in target markets; the possibility that networks that can support our broadband products will not be widely deployed; competition for contracts with our large telecommunication carrier customers; the risks of dependence on a limited number of those customers; the requirement for end users to accept our products and technologies; our dependence on limited or sole source suppliers; the possibility of unforeseen manufacturing difficulties; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products; Axesstel’s need to attract and retain skilled personnel; potential intellectual property-related litigation, and Axesstel’s dependence on a few significant customers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the six months ended
	July 1, 2007	June 30, 2006	July 1, 2007	June 30, 2006
Net revenues	$28,025,951	$22,792,911	$53,215,727	$33,303,299
Cost of goods sold	21,446,608	20,192,207	42,064,881	30,433,771

Gross margin	6,579,343	2,600,704	11,150,846	2,869,528

Operating expenses:
Research and development	1,785,923	1,241,739	3,678,128	2,547,116
Selling, general and administrative	4,440,694	3,944,439	8,334,689	6,668,326
Impairment of assets	—	1,264,254	—	1,264,254

Total operating expenses	6,226,617	6,450,432	12,012,817	10,479,696

Operating income (loss)	352,726	(3,849,728)	(861,971)	(7,610,168)

Other income (expense):
Interest and other income	22,906	371,911	39,536	747,077
Interest and other expense	(102,798)	(108,537)	(153,666)	(137,437)

Total other income (expense)	(79,892)	263,374	(114,130)	609,640

Income (loss) before provision for income taxes	272,834	(3,586,354)	(976,101)	(7,000,528)
Provision for income taxes	—	—	—	—

Net income (loss)	272,834	(3,586,354)	(976,101)	(7,000,528)

Earnings (loss) per share:
Basic	$0.01	$(0.16)	$(0.04)	$(0.31)

Diluted	$0.01	$(0.16)	$(0.04)	$(0.31)

Weighted average shares outstanding:
Basic	22,888,982	22,650,672	22,878,267	22,617,964

Diluted	23,173,701	22,650,672	22,878,267	22,617,964

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	July 1, 2007	December 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$3,017,889	$3,708,909
Accounts receivable, net	38,636,897	39,008,789
Inventory	1,538,264	2,525,885
Prepayments and other current assets	2,473,560	1,143,693

Total current assets	45,666,610	46,387,276

Property and equipment, net	1,635,332	1,905,386

Other assets:
License, net	2,417,292	2,836,392
Goodwill	385,564	385,564
Other, net	1,087,827	1,206,309

Total other assets	3,890,683	4,428,265

Total assets	$51,192,625	$52,720,927

LIABILITIES AND STOCKHOLDERS’ EQUITY

	July 1, 2007	December 31, 2006
Current liabilities:
Accounts payable	$24,615,974	$19,511,321
Bank financing	3,808,690	13,127,450
Customer advances	3,387,096	14,000
Accrued commissions	2,413,547	2,077,430
Accrued royalties	2,658,501	2,994,000
Accrued warranties	437,000	463,000
Accrued expenses and other current liabilities	1,977,070	1,966,432

Total current liabilities	39,297,878	40,153,633

Long-term liabilities:
Other long-term liabilities	3,075,954	3,068,940

Total long-term liabilities	3,075,954	3,068,940

Stockholders’ equity	8,818,793	9,498,354

Total liabilities and stockholders’ equity	$51,192,625	$52,720,927